Science | Seed | Life

Vanessa Baughman

Dear Ms. Baughman:

On behalf of S&W Seed Company, I am pleased to offer you a temporary short-term position in our finance group. Your employment start date will be May 2, 2023. You will be appointed as Interim Chief Financial Officer effective upon the close of business on the earlier of (i) the day on which S&W files its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2023 and (ii) May 15, 2023. Your employment and role as Interim Chief Financial Officer is expected to end on September 30, 2023, unless we mutually agree to extend your interim position. You will report to Mark Wong, Chief Executive Officer.

As discussed, in this position your bi-weekly salary will be $11,538.46. This position is considered an exempt position. You will also be eligible for a bonus of up to $50,000 upon completion of this interim position and successfully meeting the goals outlined in Exhibit A. We would request that you be in the Longmont office two weeks per month throughout this assignment. We can work out the specific details so that it works for both parties.

This offer is conditional, of course, upon your successful completion of S&W Seed Company's preemployment screening process, including background check and MVR check. This offer is also dependent on the verification of your eligibility to work in the United States.

While this letter will serve to reaffirm the offer of employment made to you, it is not intended to constitute a contract of employment, either express or implied. Your employment with S&W Seed Company is atwill and either you or the Company may terminate the relationship at any time.

As an employee, you will be required to read and sign the Employee Handbook as well as other standalone company policies, including our Mutual Mediation and Arbitration Agreement. Copies will be provided during your onboarding.

Please confirm your acceptance of this offer by signing and returning this letter by Thursday, April 27, 2023. Should you have any questions, please do not hesitate to contact me.

Sincerely,

S&W Seed Company

Andrea McFarlane
Director of Human Resources

I accept the offer of temporary employment set forth above.

/s/ Vanessa Baughman April 26, 2023
Signature Date

S&W Seed Company | 2101 Ken Pratt Blvd Suite 201 | Longmont, CO, 80501 | www.swseedco.com

S&W Seed Company | 2101 Ken Pratt Blvd Suite 201 | Longmont, CO, 80501 | www.swseedco.com